Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Viavi Solutions Inc. of our report dated August 17, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Viavi Solutions Inc.'s Annual Report on Form 10-K for the year ended July 1, 2023.

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
February 2, 2024